Exhibit 99.1

Valpey-Fisher Corporation Reports Fourth Quarter and Year End Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--March 27, 2003--Valpey-Fisher Corporation (AMEX:VPF) reported today its financial results for the fourth quarter and year ended December 31, 2002. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Commenting on the results, Ted Valpey, Jr., Chairman said, "Valpey-Fisher performance for 2002 continues to reflect our dependence on the communication market, which continued to decline last year. We expect that over the first half of 2003 business will bottom out as inventories and older designs get flushed through the system. In the latter half of 2003 we expect some increase, although modest, and in 2004 all indications are that growth, although single digit, will begin.
    Our sales dropped 57% to $7,294,000 resulting in an operating loss of $4,201,000. This loss reflects additional provisions for inventory obsolescence. The continued softness in the market has resulted in the large inventory overhangs at the supplier base and at the equipment manufacturers. However, the inventory obsolescence offers a mixed blessing. On the positive side it has allowed us to position ourselves with new product approvals when the market turn finally comes. On the negative side it has expedited the obsolescence of even more inventory for mature products, which is the principal reason for our action in writing off the additional inventories."
    Mr. Valpey, Jr. further stated, "The main cause for the continued drop in sales is primarily the result of significant capacity that was built-out by our industry in 1999 and 2000. Our backlog at year-end was $1.1 million compared to the prior year of $1.4 million.
    Our net loss in 2002 was $2,889,000 ($.69 per diluted share) compared to net earnings of $2,751,000 ($.64 per diluted share) in 2001. The net loss in 2002 includes a loss of $99,000 from discontinued operations. By comparison, the net earnings in 2001 were positively impacted by investment gains, primarily from the sale of our investment in MetroWest Bank of $3,551,000 ($.83 per diluted share).
    While it is very disappointing to have realized operating losses over the past two years, our Company remains strong and is able to invest in people and continued new product development. Out continued efforts in the development of advanced products in Omsk, Russia is expected to generate sales in the later part of 2003 as a result of considerable sampling of products and the start of new qualifications.
    In our 3rd quarter report, we announced the appointment of Michael
J. Ferrantino as President, CEO and a Director of the Company. Mr. Ferrantino is a seasoned veteran of the electronic business with a successful track record. His proactive operating and marketing skills are already having a positive impact on our Company."
    Michael J. Ferrantino, President and Chief Executive Officer, said, "After assessing the skill sets of our employees we had a reduction in our workforce last October of approximately 15%. Since then we have added key engineering, sales and marketing people. During the current year, we expect to improve yields, factory efficiency and increased market share as a result of these moves."
    Mr. Valpey, Jr. concluded, "In our 2001 annual report we cautioned that 2002 would also be a year of challenges and it certainly has been. While the industry slump has continued through 2002, the cyclical nature of the business indicates we should anticipate improvement. Coupling our financial strength with our new leadership, we have positioned the company to grow both organically and when the occasion arises take advantage of external growth opportunities. We continue to review all our options in our efforts to realize shareholder value."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects," "believes," "estimates," "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Audited
(in thousands, except per share data)

                                 Quarter Ended          Year Ended
                               ------------------ --------------------
                               12/31/02 12/31/01    12/31/02 12/31/01
                               ------------------ --------------------

Net sales                        $1,602   $1,976      $7,294  $16,897
Cost of sales                     2,016    3,338       8,640   14,610
                               ------------------ --------------------
   Gross profit (loss)             (414)  (1,362)     (1,346)   2,287

Selling and advertising
 expenses                           327      331       1,456    2,365
General and administrative
 expenses                           525      240       1,399    1,380
                               ------------------ --------------------
                                    852      571       2,855    3,745
                               ------------------ --------------------
   Operating profit (loss)       (1,266)  (1,933)     (4,201)  (1,458)

Other income, net   (A) (B)          41    5,517         213    5,752
                               ------------------ --------------------
Earnings (loss) from
 continuing operations before
 income taxes                    (1,225)   3,584      (3,988)   4,294
Income tax (expense) benefit        148   (1,259)      1,198   (1,543)
                               ------------------ --------------------
Earnings (loss) from
 continuing operations           (1,077)   2,325      (2,790)   2,751
(Loss) from discontinued
 operations                         (54)       0         (99)       0
                               ------------------ --------------------
Net earnings (loss)             $(1,131)  $2,325     $(2,889)  $2,751
                               ================== ====================


Basic earning (loss) per
 share:
  Continuing operations          $(0.26)   $0.56      $(0.67)   $0.66
  Discontinued operations         (0.01)    0.00       (0.02)    0.00
                               ------------------ --------------------
                                 $(0.27)   $0.56      $(0.69)   $0.66
                               ================== ====================

Diluted earnings (loss) per
 share:
  Continuing operations          $(0.26)   $0.55      $(0.67)   $0.64
  Discontinued operations         (0.01)    0.00       (0.02)    0.00
                               ------------------ --------------------
                                 $(0.27)   $0.55      $(0.69)   $0.64
                               ================== ====================

Basic weighted average shares     4,228    4,153       4,166    4,138
Diluted weighted average
 shares                           4,228    4,225       4,166    4,277


(A) For the year ended 12/31/02, the net loss from continuing operations includes gains on the sales of assets amounting to $124,000 or $.03 per basic and diluted share.

(B) For the quarter ended 12/31/01, net earnings from continuing operations includes a gain on the sale of an asset amounting to $3,460,000 or $.83 per basic share and $.82 per diluted share. For the year ended 12/31/01, net earnings from continuing operations includes gains on the sales of assets amounting to $3,551,000 or $.86 per basic share and $.83 per diluted share.



Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)

                                  (Audited)  (Audited)
                                  12/31/02   12/31/01
                                  --------------------
ASSETS
   Current assets:
      Cash and cash
       equivalents                  $5,758     $5,960
      Receivables, net               2,175      2,307
      Inventories, net               2,028      4,469
      Deferred income taxes
       and other current
       assets                        1,110      1,469
                                  --------------------
        Total current assets        11,071     14,205
                                  --------------------
   Property, plant and
    equipment, at cost              10,165      9,910
    Less accumulated
     depreciation                    6,231      5,383
                                  --------------------
                                     3,934      4,527
                                  --------------------
   Other assets                        146        109
                                  --------------------
                                   $15,151    $18,841
                                  ====================

LIABILITIES AND STOCKHOLDERS'
 EQUITY
   Current liabilities              $2,365     $1,835
   Long-term debt                        0      1,278
   Deferred income taxes               704        754
   Stockholders' equity             12,082     14,974
                                  --------------------
                                   $15,151    $18,841
                                  ====================

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508/435-6831 ext. 600

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